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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

                                                                        Contact:

                                                                  Dennis Sheehan
                              Executive Vice President & Chief Financial Officer
                                                                  (973) 812-8600

                                                           The BISYS Group, Inc.
                                                                   (Nasdaq:BSYS)
                                                                   www.bisys.com

                          BISYS(R) TO ACQUIRE ASCENSUS;
                         COMPLETES PICTORIAL ACQUISITION
      -- Acquisitions Solidify BISYS' Insurance Industry Leadership and
                      Support Key Business Strategies --

LITTLE FALLS, N.J. (July 5, 2000) - BISYS announced today a definitive agreement to acquire Salt Lake City-based Ascensus, a significant provider of insurance services, for $44.5 million. The transaction will be accounted for under the purchase method. BISYS also reported it has completed the previously announced acquisition of Pictorial from Primedia.

According to Lynn Mangum, BISYS' CEO and chairman, "The acquisitions of Ascensus and Pictorial support our focus on the insurance industry and solidify BISYS' leadership in both insurance and education services. The Pictorial acquisition also provides BISYS with a new, market-leading licensing management service for insurance and securities firms.

"Among BISYS' three business segments, the Insurance and Education Services Group now generates the highest growth rate and margin contribution, and generates operating earnings comparable with our Investment Services and Information Services

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Groups," reported Mr. Mangum.

BISYS also announced it has sold two smaller, non-strategic divisions.

BISYS Insurance Services is the nation's largest outsourcer for the support services required in the sale of life, group, health, and long-term care insurance. The acquisition and integration of Ascensus will significantly expand the size, scope, and geographical presence of BISYS Insurance Services. Currently, BISYS supports more than 80,000 insurance agents representing about 200 of the leading life insurance companies, and processes approximately 120,000 policies annually. Ascensus supports more than 50,000 agents representing about 100 life insurance companies, and processes approximately 55,000 policies annually.

Ascensus' strong position in the annuity market, the broker/dealer and bank distribution channel and its support of Internet distribution companies will complement BISYS' overall leadership in the life and long-term care arenas.

Leonard Reynolds, Ascensus' CEO, will become president of BISYS' Insurance and Education Services Group. Ted Kaplan will continue as president of BISYS' Insurance Services division.

PICTORIAL ACQUISITION COMPLETED

The regulatory approval required for BISYS to purchase Pictorial from Primedia was received and the acquisition was completed effective July 1, 2000. This approval has been pending since the announcement of the signing of BISYS' definitive purchase agreement on June 1, 2000.

Pictorial operated as the leading provider of pre-licensing and continuing education training for insurance carriers, agencies, and agents. Its library of courses ensures compliance with the licensing and continuing education requirements of all 50 states.

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According to Mr. Mangum, "BISYS entered the professional training industry through two strategic acquisitions in 1999, and became a major provider of pre-licensing training and continuing education solutions. Pictorial's leadership in insurance training provides the ideal complement to BISYS' concentration in the securities industry."

BISYS Education Services is now the leading provider of technology-based and traditional training solutions for both insurance and investment professionals, representing many of the nation's largest insurance and financial services organizations.

In addition, Pictorial's software and services automate and streamline the extremely complex process of agent licensing for insurance companies. These products and services are utilized by the majority of the nation's insurance companies, positioning Pictorial as the leader in licensing management.

BISYS DIVESTS TWO NON-CORE BUSINESS LINES

BISYS announced the disposition of two divisions. These two businesses were not strategically aligned with BISYS' primary business lines and growth goals. BISYS Research Services, which provides competitive rate information, was sold to the London-based Informa Group. BISYS also sold its Networking Services division to a private investor. This division provides enterprise-wide network planning, design, implementation, and management services. Terms of the transactions were not disclosed.

"The disposition of these non-core divisions will strengthen BISYS' long-term business strategy and strict focus on providing industry-leading investment, banking, insurance, and education solutions," concluded Mr. Mangum.

ABOUT BISYS

The BISYS Group, Inc. (NASDAQ:BSYS), headquartered in Little Falls, NJ, supports more than 9,500 financial institutions and corporate clients through its integrated

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business units. BISYS provides information processing and check imaging solutions to approximately 1,000 financial institutions; distributes and administers more than 70 families of mutual funds consisting of more than 700 portfolios; provides retirement plan services to approximately 6,000 companies in partnership with 30 of the nation's leading bank and investment management companies; and provides insurance distribution solutions, professional certification training and continuing education, and investment industry consulting services.

BISYS is uniquely positioned as the only single-source integrator of banking, insurance, and mutual funds solutions; and a leading provider of contemporary Internet-based products and services.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, services and related products, prices and other factors discussed in the Company's periodic filings with the Securities and Exchange Commission.

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